Exhibit 10.31

First Amendment to Office Lease

This First Amendment to Office Lease (the “Amendment”) is made and entered into as of August     , 2012 (“Amendment Date”), by and between 150 SPEAR STREET, LLC, a Delaware limited liability company (“Landlord”) and FORRESTER RESEARCH, INC., a Delaware corporation (“Tenant”), with reference to the following facts.

Recitals

A. Landlord and Tenant entered into that certain Office Lease dated as of November 24, 2010 (the “Lease”), for the leasing of certain premises located at 150 Spear Street, San Francisco, California (the “Building”), consisting of approximately 15,560 rentable square feet known as Suite 1100 (the “Original Premises”), as such Original Premises are more fully described in the Lease.

B. Landlord and Tenant now wish to amend the Lease to provide for, among other things, (i) the expansion of the Original Premises; and (ii) certain other modifications to the Lease, all upon and subject to each of the terms, conditions, and provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2. Rentable Area of the Premises: From and after the “Expansion Space Commencement Date”, as hereinafter defined, the Premises shall be expanded to include Suite 1050 of the Building (the “Expansion Space”) consisting of approximately 3,476 rentable square feet of office space located on the tenth (10th) floor of the Building as shown on Exhibit A attached hereto and made a part hereof. From and after the Expansion Space Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the Original Premises and the Expansion Space, collectively. Except as specifically set forth in the Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), and made a part hereof, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space and Tenant shall accept the Expansion Space in its “AS-IS” condition. Landlord shall permit Tenant to access and enter the Expansion Space November 1, 2012 (as the same may be delayed in accordance with this Section 2, the “Early Entry Date”), solely for purposes of installing the Tenant Improvements (as such term is defined in Section 2.1 of the Tenant Work Letter). In no event may Tenant conduct its business or operations from the Expansion Space until the Expansion Space Commencement Date. Such limited purpose entry and use of the Expansion Space by Tenant shall be at Tenant’s sole risk and shall also be subject to all of the provisions of the Lease including, but not limited to, the requirement to obtain the insurance required pursuant to the Lease and to deliver insurance certificates as required herein, and to pay for all utilities consumed in the Expansion Space on and after the Early Entry Date. Notwithstanding the immediately preceding sentence, Tenant shall not be required to pay Rent (other than any utilities costs incurred) prior to the Expansion Space Commencement Date. In addition to the foregoing, Landlord shall have the right to impose such additional conditions on Tenant’s early entry as Landlord reasonably shall deem appropriate.

Tenant hereby acknowledges that the Expansion Space is presently being occupied by Thomas, McNerney & Partners Mgt., LLC, a Delaware limited liability company (the “Existing Tenant”). Landlord’s ability to permit Tenant to enter the Expansion Space by the Early Entry Date is contingent upon the Existing Tenant vacating the Expansion Space and surrendering possession thereof to Landlord by October 31, 2012. If Landlord cannot permit Tenant to enter the Expansion Space on the Early Entry Date, Landlord shall neither be subject to any liability nor shall the validity of the Lease be affected but the Early Entry Date shall be changed to be the date on which Tenant is actually permitted to enter the Expansion Space. Notwithstanding the foregoing, if Landlord is unable to tender possession of the Expansion Space on or before March 31, 2013 (which date shall be extended for the period of any event of Force Majeure) (the “Delivery Termination Date”), then Tenant may terminate this Amendment by delivering to Landlord a written termination notice thereof prior to the earlier of (i) the date which is twenty (20) days following the Delivery Termination Date or (ii) the date upon which Landlord tenders possession of the Expansion Space to Tenant. Tenant’s termination notice delivered pursuant to this Section 2 shall be effective thirty (30) days after receipt thereof by Landlord; provided, however, Landlord may vitiate Tenant’s termination notice provided to Landlord pursuant to this Section 2 by Landlord tendering possession of the Expansion Space to Tenant prior to the effective date of such termination notice, in which event Tenant’s termination notice shall be null and void and of no further force or effect. The termination right afforded to Tenant under this Section 2 shall be Tenant’s sole remedy for Landlord’s failure to timely tender possession of the Expansion Space. Time is of the essence for the delivery of Tenant’s termination notice under this Section 2; accordingly, if Tenant fails to timely deliver any such notice, Tenant’s right to terminate this Amendment under this Section 2 shall expire and be of no further force or effect as of the date Tenant fails to timely deliver such termination notice. If Tenant timely exercises its termination right as provided herein, then this Amendment shall be null and void and of no further force and effect but the Lease shall continue in full force and effect with respect to the Original Premises.

3. Term: The Lease Term for the Expansion Space shall commence on the earlier of: (a) the date Tenant commences business operations in the Expansion Space or; (b) four (4) months from the Early Entry Date (the “Expansion Space Commencement Date”) and, unless extended or earlier terminated in accordance with the terms and conditions of the Lease, shall expire on June 30, 2016 (the “Expansion Space Expiration Date”). Following the Expansion Space Commencement Date, Landlord and Tenant shall execute a Confirmation of Term in the form as set forth in Exhibit C attached to this Amendment, confirming the actual Expansion Space Commencement Date.

4. Base Rent: Effective as of the Amendment Date, Section 4 of the Summary shall be modified to provide that, Tenant shall continue to pay Rent for the Original Premises pursuant to the schedule now in effect and, commencing on the Expansion Space Commencement Date, shall additionally pay to Landlord monthly Base Rent pertaining to the Expansion Space as follows:

Months of Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
Expansion Space Commencement Date - Month 12	$166,848.00	$13,904.00	$48.00
Months 13 - 24	$170,324.00	$14,193.67	$49.00
Months 25 - 36	$173,800.00	$14,483.33	$50.00
Months 37 – Expansion Space Expiration Date	$177,276.00	$14,773.00	$51.00

5. Security Deposit: Effective as of the Amendment Date, Section 8 of the Summary shall be modified so that the Security Deposit shall be Fourteen Thousand Seven Hundred Seventy-three Dollars ($14,773.00). Landlord hereby acknowledges and agrees that Tenant has previously paid the Security Deposit to Landlord.

6. Advance Rent: Concurrently with Tenant’s execution of this Amendment, Tenant shall pay to Landlord the amount of $13,904.00, which shall represent Tenant’s monthly installment of Base Rent first due and payable for the Expansion Space.

7. Base Year: Effective as of the Expansion Space Commencement Date, the definition of “Base Year” as set forth in the Summary shall be modified to provide that the Base Year for the Original Premises shall remain the Calendar year 2011 and the Base Year for the Expansion Space shall be the Calendar year 2013.

8. Tenant’s Share: Effective as of the Expansion Space Commencement Date, the definition of “Tenant’s Share” as set forth in the Summary shall be modified to provide that the Tenant’s Share for the Original Premises shall remain 5.94% and the Tenant’s Share for the Expansion Space shall be 1.33%.

9. Signage: As pertaining to the Expansion Space, Tenant shall have the right, at Landlord’s sole cost and expense, to have its name displayed on the main lobby directory and on the Building Directory located on the floor on which the Expansion Space is located for purposes of identifying Tenant’s business. Landlord shall also install a Tenant placard identifying Tenant’s name outside of the Expansion Space. All signage shall conform to Landlord’s Building Standard signage program. All costs for the initial strips and Tenant’s suite identification signage shall be borne by Landlord and all costs for replacement, additions or changes shall be borne by Tenant.

10. Insurance: Tenant shall deliver to Landlord, upon execution of this Amendment, a certificate of insurance evidencing that the Expansion Space is covered by Tenant’s insurance policies required to be carried by Tenant pursuant to the Lease.

11. Tenant’s Representations and Warranties: Tenant hereby represents and warrants to Landlord the following, each of which shall survive the execution of this Amendment:

A. Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease, Tenant’s leasehold estate, the Premises, any other rights, title, interest under or arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease or leasehold estate.

B. The person or entity executing this Amendment on behalf of Tenant has the full right and authority to execute this Amendment on behalf of said party and to bind said party without the consent or approval of any other person or entity. Tenant has the full power, capacity, authority and legal right to execute and deliver this Amendment.

C. Neither Landlord nor Tenant is in default in the performance of any covenant, agreement or condition contained in the Lease and, to Tenant’s actual knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default by any party under the Lease. To Tenant’s actual knowledge, Tenant has no defenses, counterclaims, liens or claims of offset or credit under the Lease or against rents, or any other claims against Landlord.

12. Brokers: Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only Colliers International who is representing Landlord, and Richards Barry Joyce & Partners in co-brokerage with Cornish & Carey Commercial Newmark Knight Frank who is representing Tenant

(collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Tenant further represents and warrants to Landlord that Tenant will not receive (i) any portion of any potential brokerage commission or finder’s fee payable to the Brokers in connection with this Amendment, or (ii) any other form of compensation or incentive from the Brokers with respect to this transaction. Upon the full execution and delivery of this Amendment, Landlord shall pay Richards Barry Joyce & Partners in co-brokerage with Cornish & Carey Commercial Newmark Knight Frank a commission equal to $1.50 per square foot per year, capped at $10.00 per square foot. No commission shall be paid for any free rent period. Colliers International shall be paid pursuant to an existing agreement with Landlord.

13. Effect of Amendment; Ratification of Lease: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail. Landlord and Tenant each hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other that, to its actual knowledge, it has no defenses thereto.

14. Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meanings assigned to such terms in the Lease.

15. Successors and Assigns: Subject to the assignment and subletting provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

16. Entire Agreement: This Amendment constitutes the entire understanding of the parties with respect to the subject matter in this Amendment and all prior agreements, representations, and understandings between the parties with respect thereto, whether oral or written, are deemed null, all of the foregoing having been merged into this Amendment. The parties acknowledge that each party and/or its counsel have reviewed and revised this Amendment and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment or any amendments or exhibits to this Amendment or any document executed and delivered by either party in connection with this Amendment.

17. Severability: If for any reason any provision of this Amendment shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Amendment.

18. Incorporation: The terms and provisions of the Lease are hereby incorporated in this Amendment.

[BALANCE OF PAGE BLANK; NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

“Landlord”

150 SPEAR STREET, LLC,
a Delaware limited liability company

By:	Principal Real Estate Investors, LLC,
a Delaware limited liability company,

	By:	/s/ Robert T. Klinkner
	Name:	Robert T. Klinkner
	Its:	Assistant Managing Director - Asset
Management

By:
Name:
Its:

“Tenant”

FORRESTER RESEARCH, IN.,
a Delaware corporation

By:	/s/ Michael A. Doyle
Name:	Michael A. Doyle
Its:	Chief Financial Officer

By:	/s/ Gail S. Mann
Name:	Gail S. Mann
Its:	Chief Legal Officer

**If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.**

EXHIBIT A

SITE PLAN OF THE EXPANSION SPACE

Suite 1050

Approximately 3,476 rsf

Exhibit A – Page 1

EXHIBIT B

150 SPEAR STREET, SAN FRANCISCO, CALIFORNIA

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Expansion Space. All references in this Tenant Work Letter to the “Amendment” shall mean the relevant portions of the Amendment to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell and core (i) of the Expansion Space and (ii) of the floor(s) of the Building on which the Expansion Space is located (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Amendment and the Expansion Space Commencement Date. Except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Expansion Space, the Original Premises, the Building or the Project.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Twenty Dollars ($20.00) per rentable square foot of the Expansion Space (i.e., up to Sixty-nine Thousand Five Hundred Twenty and 00/100 Dollars ($69,520.00), based on 3,476 rentable square feet in the Expansion Space), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Expansion Space (the “Tenant Improvements”), including, without limitation, space planning and design, construction fees, and architectural and consultant fees; provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is twelve (12) months after the Expansion Space Commencement Date. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).

Exhibit B – Page 1

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord, only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1 payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2 the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 the cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;

2.2.1.4 the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 the cost of any changes to the Construction Drawings or Tenant Improvements required by Code or any other applicable laws;

2.2.1.6 sales and use taxes and Title 24 fees;

2.2.1.7 the “Construction Supervision Fee,” as that term is defined in Section 4.2.2.2 of this Tenant Work Letter; and

2.2.1.8 all other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.2.2 Disbursement of Tenant Improvement Allowance. Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1 Disbursements. From time to time during the construction of the Tenant Improvements (but no more frequently than monthly), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor”, as that term is defined in Section 4.1 below, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Expansion Space, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Final Cost Statement”, as that term is defined in Section 4.2.1 below; (ii) invoices from all of “Tenant’s Agents”, as that term is defined in Section 4.1.2 below, for labor rendered and materials delivered to the Expansion Space; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall comply with the applicable provisions of California Civil Code Section 3262(d); and (iv) each of the general disbursement items referenced in Section 2.2.2.3 below, and all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s

Exhibit B – Page 2

payment request. Within thirty (30) days of Landlord’s receipt of a completed disbursement request submission, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Space, provided that (i) Tenant delivers to Landlord properly executed and fully unconditional mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, which determination shall be made promptly after the completion of construction, (iii) Tenant has delivered to Landlord a certificate of occupancy or permit cards signed off by the City with respect to the Expansion Space; (iv) Tenant has delivered to the Office of the Building as-built plans and City-permitted plans for the Tenant Improvements; (v) Tenant has delivered to the Office of the Building operation manuals and warranties for equipment included within the Tenant Improvements, if applicable, and (vi) Tenant has delivered to Landlord each of the general disbursement items referenced in Section 2.2.2.3 below. The check for the Final Retention shall be delivered by Landlord to Tenant within thirty (30) days of the satisfaction of the foregoing conditions.

2.2.2.3 General Disbursement Requirements. In addition to the disbursement requirements referenced above, Tenant acknowledges and agrees that the following items are required as a condition to any disbursement of the Tenant Improvement Allowance:

•	Copy of contract with Tenant’s General Contractor

•	Copy of General Contractor’s certificate of insurance, including Additional Insured endorsement naming Landlord and Landlord’s property manager as Additional Insureds

•	General Contractor’s Schedule of Values, showing total contract value

2.2.2.4 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

2.3 Standard Tenant Improvement Package. Landlord has established specifications (the “Building Standard Tenant Improvements”) for the Building standard components to be used in the construction of the Tenant Improvements in the Expansion Space. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Building Standard Tenant Improvements, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Building Standard Tenant Improvements. Landlord may make changes to the specifications for the Building Standard Tenant Improvements from time to time.

Exhibit B – Page 3

2.4 Removal of Non Building Standard Tenant Improvements. “Non Standard Tenant Improvements” shall mean (a) any part of the Tenant Improvements which do not constitute Building Standard Tenant Improvements, including, but not limited to, plumbing and millwork; (b) any changes in or additions to the Tenant Improvements made at the request of Tenant or due to any other act or omission on the part of Tenant; and (c) a configuration of the Tenant Improvements which is not usual and customary for normal occupancy. If so directed by Landlord prior to the end of the Lease Term, Tenant shall pay Landlord the cost to remove from the Expansion Space any Non Standard Tenant Improvements designated by Landlord, and shall replace such designated Non Standard Tenant Improvements to be removed with Building Standard Tenant Improvements. Notwithstanding the foregoing, in the event that Tenant’s request for approval any Tenant Improvement shall request a designation by Landlord of any removal obligation in accordance with the terms hereof, then Landlord shall indicate any such removal obligation at the time of Landlord’s consent. If Tenant makes such a request and Landlord shall not indicate in its approval that the applicable Tenant Improvement will be required to be removed by Tenant, then the applicable Tenant Improvement will not be required to be removed.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner (the “Architect”) approved by Landlord, which approval shall not be unreasonably withheld, to prepare the Construction Drawings. Tenant shall retain the engineering consultants reasonably designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Expansion Space. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”. All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expansion Space before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final

Exhibit B – Page 4

Space Plan for the Expansion Space if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Space, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Expansion Space if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Expansion Space by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Space and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant from a list of general contractors supplied by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection. Landlord hereby agrees that TCB Builders, Inc., shall be the Contractor.

4.1.2 Tenant’s Agents. In connection with the Tenant Improvements, Tenant shall be permitted to use all architects, engineers, project managers, subcontractors, mechanics and materialmen and other consultants selected by the Contractor (together with the Contractor to be known collectively as “Tenant’s Agents”); provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Expansion Space. Tenant shall provide Landlord with a list of Tenant’s Agents prior to commencement of any construction in the Expansion Space. Tenant’s Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the local

Exhibit B – Page 5

chapter of the Associated General Contractors of America and each such Tenant Agent shall be a reputable, licensed company doing business in San Francisco, California. Notwithstanding anything to the contrary contained herein, in the event that Tenant desires access to the Building risers in connection with the Tenant Improvements, then Tenant shall be required to utilize the services of Landlord’s designated Building riser management company.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred but remain unpaid, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract, if any (the “Final Costs”). To the extent the Final Costs exceed the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements), Tenant shall make payments for such additional costs (the “Over-Allowance Amount”) out of its own funds, but Tenant shall provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) above, for Landlord’s approval, prior to Tenant paying such costs. The Over-Allowance Amount shall be paid by Tenant prior to the disbursement by Landlord of any of the then remaining portion of the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary for such design and construction in excess of the Final Costs shall, to the extent they exceed the remaining balance of the Tenant Improvement Allowance, be paid by Tenant prior to the commencement of the construction of such changes out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, unreasonably interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to the Base, Shell and Core or any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all reasonable rules made by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

Exhibit B – Page 6

4.2.2.2 Construction Supervision Fee. Tenant shall pay a construction supervision fee (the “Supervision Fee”) to Landlord in an amount of $150.00 per hour, which Supervision Fee shall be services relating to the coordination of the construction of the Tenant Improvements; provided, however, that the total Supervision Fee shall not exceed two and one half percent (2.5%) of the Final Costs. In the event the Architect is not licensed in California and Landlord deems it necessary to review Tenant’s plans and drawings to review code compliance and permitting issues, then in addition to the Supervision Fee and other amounts payable by Tenant hereunder, Tenant shall reimburse Landlord for amounts paid by Landlord for the review of Tenant’s plans and drawings as referenced in Section 3 above, which amounts shall be charged against the Tenant Improvement Allowance.

4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expansion Space.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess

Exhibit B – Page 7

and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or reasonable disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines that a defect or deviation exists or reasonably disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held in the Building or at another location designated by Landlord and reasonably acceptable to Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of “As Built” Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) computer discs containing the Approved

Exhibit B – Page 8

Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord two (2) copies of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Space.

4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Jean Baranowski as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Jim Osburn as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for the preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter (which, for purposes hereof, shall include, without limitation, the delivery by Tenant to Landlord of any oral or written notice that Tenant does not intend to occupy the Expansion Space, and/or any other anticipatory breach of the Lease) or an Event of Default under the Lease has occurred at any time on or before the substantial completion of the Expansion Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Expansion Space (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Space caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Space caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Expansion Space Commencement Date, for any reason due to an Event of Default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter (including, without limitation, any anticipatory breach described above in this Section 5.4), then (A) Tenant shall be liable to Landlord for all damages available to Landlord pursuant to the Lease and otherwise available to Landlord at law and/or in equity by reason of a default by Tenant under the Lease or this Tenant Work Letter (including,

Exhibit B – Page 9

without limitation, the remedies available to Landlord pursuant to California Civil Code Section 1951.2), and (B) Tenant shall pay to Landlord, as Additional Rent under the Lease, within thirty (30) days of receipt of a statement therefor, together with reasonable back-up documentation, any and all costs (if any) incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto. For purposes of calculating the damages available to Landlord under California Civil Code 1951.2, the Expansion Space Commencement Date shall be deemed to be the date which the Expansion Space Commencement Date would have otherwise occurred but for such default by Tenant.

Exhibit B – Page 10

EXHIBIT C

FORM OF CONFIRMATION OF TERM

CONFIRMATION OF TERM

AMENDMENT DATE:	,

LANDLORD:	150 SPEAR STREET, LLC

TENANT:	FORRESTER RESEARCH, INC.

PREMISES:	150 Spear Street, Suite 1050, San Francisco, California

Pursuant to Section 3 of the above-referenced Amendment, the Expansion Space Commencement Date shall be                     .

“Landlord”

150 SPEAR STREET, LLC,
a Delaware limited liability company

By:	Principal Real Estate Investors, LLC,
a Delaware limited liability company,

Its:

By:
Name:
Its:

By:
Name:
Its:

///signatures continued on next page///

Exhibit C – Page 1

///signatures continued from previous page///

“Tenant”

FORRESTER RESEARCH, INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

**If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.**

Exhibit C – Page 2